UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 17, 2004 (February 14, 2004)

Date of Report (Date of earliest event reported)

RCN Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22825	22-3498533

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Carnegie Center Princeton, NJ 08540-6215

(Address of principal executive offices, including zip code)

(609) 734-3700

(Registrant's Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events and Required FD Disclosure

On February 14, 2004, RCN Corporation ("RCN") announced that it is continuing financial restructuring negotiations. The press release with respect thereto is attached hereto as Exhibit 99.1.

Item 7.	Financial Statements and Exhibits.

(a)	Exhibits

Exhibit 99.1	RCN Corporation Press Release dated February 14, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCN Corporation

/s/ Terrell Wingfield, Jr.

Name: Terrell Wingfield, Jr.
Title: General Counsel and Corporate Secretary

Date: February 17, 2003

EXHIBIT INDEX

Exhibit	No.

99.1	RCN Corporation Press Release dated February 14, 2004.

Exhibit 99.1

105 Carnegie Center Princeton, NJ 08540

Contact: Ellen Gonda, Brunswick Group, 212-333-3810 Barak Bar-Cohen, RCN Public Relations, 609-919-8144 Jim Downing, RCN Investor Relations, 609-734-3718

Restructuring Information: www.rcntomorrow.com

RCN HOLDING COMPANY CONTINUES FINANCIAL RESTRUCTURING NEGOTIATIONS

Determines Not to Make Interest Payment on 10 1/8% Senior Notes
Enters into Forbearance Agreements with Senior Lenders
And Noteholders Committee
Defers Decision to Make Interest Payment Scheduled
For February 15, 2004 on 9.80% Senior Discount Notes

PRINCETON, NJ — February 14, 2004 — RCN Corporation (Nasdaq: RCNC) announced today that the Company is continuing negotiations on a collaborative basis with its senior secured lenders (the “Lenders”), an ad hoc committee of holders of its Senior Notes (the “Noteholders’ Committee”) and others regarding a consensual financial restructuring of its balance sheet. RCN said that it is hopeful that these negotiations will lead to agreement on a successful consensual financial restructuring plan in the near term, although there is no assurance this will occur. In connection with these negotiations, RCN will not make the approximately $10.3 million interest payment due January 15, 2004 on its 10 1/8% Senior Notes due 2010 (the “10 1/8 % Senior Notes”) within the 30-day grace period provided under the indenture governing the 10 1/8 % Senior Notes. RCN previously announced on January 15, 2004, that as part of its ongoing financial restructuring negotiations, it had chosen to defer the decision to make the interest payment on its 10 1/8% Senior Notes.

In view of the continuing financial restructuring negotiations, RCN, the Lenders and members of the Noteholders Committee have entered into forbearance agreements under which the Lenders and members of the Noteholders’ Committee have agreed not to declare any Events of Default, which they would be entitled but not required to do, under RCN’s senior credit facilities or RCN’s senior notes, respectively, as a result of RCN not making the interest payment on the 10 1/8 % Senior Notes prior to the end of the grace period. If such declarations were made, the indebtedness would become immediately due and payable. These forbearance agreements will expire on March 1, 2004, unless extended.

RCN Corporation, the parent holding company, said that it expects any financial restructuring to be implemented through reorganization under chapter 11. RCN believes that a consensual financial restructuring pursuant to a chapter 11 reorganization would achieve the most successful financial outcome for the holding company and its constituents. RCN does not intend that its market operating subsidiaries be included in such a chapter 11 filing. Additionally, it is anticipated that a filing at the holding company level would not have any adverse effect on customers and vendors.

“We will continue to negotiate the terms of a financial restructuring with our senior lenders, noteholders and others during the time afforded us by the forbearance arrangements, and we expect to maintain normal operations throughout the financial restructuring process,” said David C. McCourt, Chairman and Chief Executive Officer of RCN. ” We will continue to provide our customers with the same high-quality bundled services and superior customer service without any interruption, and will continue to act responsibly towards our employees and vendors.”

“This has been and will be a difficult process, but we believe it will positively impact our operating companies, vendors, customers, and employees and in an effort to communicate directly with these important constituents, we are launching www.rcntomorrow.com which will provide updates on where we are in the restructuring process,” said Mr. McCourt. “We expect to emerge from any consensual restructuring as a stronger, more viable and more competitive company, positioned for long-term success.”

RCN’s objective is to reach agreement on a consensual financial restructuring plan during the current forbearance period. RCN is encouraged as to the prospect of doing so. If however, discussions were to proceed beyond that period or were to end, additional forbearance, waiver and/or amendment agreements would be needed to support continuing operations. In addition, in the absence of an agreement on a consensual financial restructuring upon expiration of the forbearance agreements, the Lenders and members of the Noteholders’ Committee who hold 10 1/8% Senior Notes would be entitled, but not required, to declare RCN’s senior credit facilities and the outstanding 10 1/8% Senior Notes, respectively, immediately due and payable. Any acceleration of amounts due under RCN’s senior credit facilities or the 10 1/8% Senior Notes would, due to cross default provisions in the Company’s indentures governing its other senior notes, entitle, but not require, the holders of other senior notes to declare the Company’s other senior notes immediately due and payable if they so choose. Holders of 10 1/8% Senior Notes that are not members of the Noteholders’ Committee are not subject to the terms of the forbearance agreements. If acceleration of the Company’s senior credit facilities and 10 1/8% Senior Notes were to occur, RCN would not, based on current and expected liquidity, have sufficient cash to pay the amounts that would be payable.

Although RCN is actively pursuing discussions towards a final agreement on a consensual financial restructuring, there can be no assurance that such an agreement will ultimately be reached, that RCN would be able to obtain further extensions of its forbearance agreements with the Lenders and members of the Noteholders’ Committee, or that a holders of 10 1/8% Senior Notes that are not members of the Noteholders’ Committee will not declare an Event of Default under the 10 1/8% Senior Notes (which would terminate the forbearance agreement with Lenders), or seek other remedies available under applicable law or the terms of the 10 1/8% Senior Notes, prior to such time. RCN will continue to apply substantial effort and resources to reaching a formal agreement on a consensual financial restructuring while also continuing to evaluate the best alternatives for RCN under current circumstances and as discussions and events unfold.

Since financial restructuring negotiations are ongoing, the treatment of existing creditor and stockholder interests in the company is uncertain at this time. However, RCN has said that the restructuring will likely result in a conversion of a substantial portion of its outstanding Senior Notes into equity and an extremely significant, if not complete, dilution of current equity.

RCN also said that it has chosen to defer the decision to make an interest payment scheduled to be made on February 15, 2004, of approximately $14.2 million with respect to its 9.80% Senior Discount Notes Due 2008 (the “9.80% Senior Notes”). In the event that RCN does not make this interest payment within 30 days beginning February 15, 2004, an Event of Default would arise with respect to the 9.80% Senior Notes and entitle, but not require, holders thereof to declare the outstanding 9.80% Senior Notes immediately due and payable.

For additional information about the restructuring process, please visit www.rcntomorrow.com.

ABOUT RCN CORPORATION

RCN Corporation (Nasdaq:RCNC) is the nation’s first and largest facilities-based competitive provider of bundled phone, cable and high speed internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN has more than one million customer connections and provides service in Boston, New York, Philadelphia/Lehigh Valley, Chicago, San Francisco, Los Angeles and Washington, D.C. metropolitan markets.

WHERE YOU CAN FIND MORE INFORMATION

We, as a reporting company, are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q,

current reports on Form 8-K, proxy statements and other information with the SEC. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practical after we have electronically filed such material with, or furnished it to, the SEC. Since September 30, 2003, all reports pursuant to the Exchange Act that we have filed with, or furnished to, the SEC have been timely posted on our website. The address of that website is www.rcn.com/investor/secfilings.php.

RCN FORWARD-LOOKING STATEMENTS

Some of the statements made by RCN in these statements are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements as a result of a number of factors. RCN believes that the primary factors include, but are not limited to, the ability successfully to complete a financial restructuring on a consensual basis with some or all of RCN’s relevant constituents or otherwise successfully to reorganize, availability of financing, ability to obtain regulatory approvals, uncertainty relating to economic conditions, ability to attract and retain qualified management and other personnel, changes in government and regulatory policies, pricing and availability of equipment, materials, inventory and programming, our ability to meet the requirements in our franchise agreements, the number of potential customers in a target market, the completion of acquisitions or divestitures, acceptance of the Company’s services, development and implementation of business support systems for provisioning and billing, the availability and success of strategic alliances or relationships, ability to overcome significant operating losses, RCN’s ability to develop and penetrate existing and new markets, technological developments and changes in the industry, changes in the competitive environment in which RCN operates and RCN’s ability to adequately identify and disclose material information in future filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors.

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